Exhibit 99.2

Lucira Health, Inc.

Q3 2021 Earnings Conference Call

November 11, 2021, 4:30 PM ET

OPERATOR:

Good afternoon, ladies, and gentlemen, and welcome to the Lucira Health third quarter earnings conference call. At this time, all participants are in listen-only mode. A question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

I would now like to turn the conference over to Greg Chodaczek from the Gilmartin Group.

Greg Chodaczek: Opening

Thank you, Charlotte, and good afternoon everyone. Earlier today, Lucira Health released financial results for the third quarter ended September 30, 2021. A copy of the press release is available on the Company’s website.

Joining me on today’s call are Erik Engelson, President and Chief Executive Officer, and Dan George, Chief Financial Officer

Before we begin, I’d like to remind you that during this conference call, the Company will make forward-looking statements regarding future events. We encourage you to review the Company’s past and future filings with the SEC including, without limitation, the “Risk Factors” section in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements. These factors may include, without limitation, statements regarding product development, product potential, the regulatory environment, sales and marketing strategies, capital resources, or operating performance.

With that, I’ll now turn the call over to Erik.

ERIK ENGELSON PRESIDENT & CEO:

Thank you, Greg. Good afternoon everyone, and thank you for joining us. Welcome to the third quarter 2021 earnings conference call.

As the world continues to navigate the waves of new COVID-19 variants as well as the continued spread among the unvaccinated and among those who are vaccinated yet infected, we continue to see the need and subsequent demand for decentralized testing options. Testing remains a critical contributor to the return to normalcy, and customers welcome accurate, easy-to-use and reliable options that provide quick results. Our LUCIRA COVID-19 All-In-One Test Kit and our LUCIRA CHECK IT COVID-19 Test Kit provide lab-quality molecular testing in a small, easy-to-use form factor for use anytime and anywhere while producing PCR quality results on the spot.

Throughout the past 18 months, we have seen testing volume fluctuate in the range of 800-thousand to 1.5 million per day in the US (ref: Our World in Data, University of Oxford). Irrespective of these fluctuations, this is a substantial volume of daily testing; the market for testing remains strong, as does the demand for our tests. Lucira’s is an accurate and convenient testing alternative to lab tests; the benefit of which is that immediate, on-the-spot results inform early treatment or quarantine decisions, thereby aiding in the fight against further infectious outbreaks. We believe that our efforts over the past eight years have resulted in what we believe is a versatile testing platform, that we are well on our way to achieving manufacturing scale, that the initial commercial channels have been defined and success has been demonstrated in selling into these channels. We further believe that the success that we are enjoying is a result, in large part, of the efforts of the expanding team of highly skilled Lucira employees, contractors, consultants, partners and suppliers who leverage their experience and passion to deliver a great product to our customers. We will continue to revolutionize the at-home testing market for infectious diseases, starting with Lucira’s COVID-19 test kit.

We welcome the advent of antiviral medications for COVID-19, and look forward to their commercial availability. As with antiviral medications for influenza, these drugs appear to be most effective when taken early in the course of infection. This speaks to the utility of Lucira’s accurate, on-the-spot molecular test as a companion diagnostic that can be used to detect infection early. We anticipate the same benefit from our multiplexed Flu A, Flu B, and COVID-19 test kit, which is in development, for both influenza and COVID-19 treatment medications.

Looking back on the third quarter, we are pleased with what we have accomplished, and the steps taken to propel Lucira to the next level. Lucira’s test provides lab accuracy in an instrument- and reader-free, fully disposable form factor that is easy to use and easy to carry. Lucira’s test is readily carried in luggage, for example, when traveling. Our test does not require cleaning, calibration, or an app and is powered by two AA batteries included with the test kit. Since commercialization, we have seen our test used in several capacities including, but by no means limited to the following:

1.

Aiding in the travel & leisure and corporate enterprise testing markets due to its fully self-contained form factor and ease of use. Users may test at home or in their hotel room, and then produce a LUCI Pass on our easy-to-use text-based reporting system as proof of a negative test result. The LUCI Pass can be shown at an entrance door to an enterprise, for example, or submitted as a pdf to an airline website when obtaining a boarding pass. This is a convenient and time-efficient testing means for travel. We have had reports of travelers traveling extensively using the LUCI Pass.

2.

Supporting concierge medicine doctors as they travel to patients. A visiting physician can start the test, depart to make their next stop before the test has completed, and then the patient can easily communicate results back to their physician. This nicely fits the mobile workflow of the modern healthcare practitioner.

3.

Families are able to test all family members concurrently and medical clinics and dentist offices test patients on the spot. Not requiring an instrument or reader means that there is no testing bottleneck or lab capacity issue, and as many people can be tested simultaneously as there are Lucira tests available.

We believe we continue to establish ourselves as a leader in the untethered, mobile molecular testing environment and will continue to build and capitalize upon the many opportunities that are provided by the Lucira technology.

During today’s call, I will review our third quarter highlights, provide a business update, and discuss our plans and outlook for the future. I will then turn the call over to Dan, who will give a more detailed review of the financial results.

Before turning to a more detailed review of the third quarter’s progress, I would like to provide a financial summary. We are encouraged by our strong third quarter. Our organic revenue growth continued to accelerate as the quarter progressed. In the third quarter of 2021, we recorded revenue of $15.0 million, representing 21% sequential growth from the previous quarter of 2021. Gross margin, when excluding impairment and certain obsolescence charges, is continuing to improve sequentially as our volumes increase. Although we anticipate we could be at a positive gross margin run rate by the end of 2021, we are instead prioritizing increased investment in manufacturing capabilities in response to demand. In fact, total demand exceeded total shipments in the third quarter of 2021, and accelerating the production ramp in the Dominican Republic is a primary focus. We remain on-track to bring the Dominican Republic facility to capacity production in the first half of 2022. To this end, senior Lucira manufacturing personnel are now stationed in the Dominican Republic and will continue to be so on an ongoing basis in partnership with the team from our contract manufacturer, Jabil. We believe this joint presence has yielded positive results.

Based on our demand trends and operational achievements, we are forecasting fourth quarter 2021 revenues of $30.0 million and 2022 revenues in excess of $150.0 million.

Our business strategy is to:

•	grow revenues,

•	increase margins, and

•	expand the product pipeline.

To drive this strategy, we remain focused on several key initiatives that we discussed last quarter. As a reminder, these initiatives focused on:

•	opportunities generated by our OTC indication,

•	growing international revenue, and

•	aiding in the worldwide reopening and control of COVID-19 and its variants

Many of these initiatives were vital in driving revenue during the third quarter, and we hit several significant milestones. We are excited to share the strides that we have made toward these goals.

First, looking at our OTC indication. The Lucira CHECK IT Test Kit was granted FDA authorization via EUA in the first half of 2021. As a result, a test allowing users to detect a positive result in as few as 11 minutes or to confirm a negative result within 30 minutes is available to individuals without requiring a physician prescription or oversight from a healthcare professional. FDA authorization was an instrumental milestone and is the foundation that we continue to build upon.

A vital mission of ours is to make our product accessible. We strive to provide customers with ready access to testing with an accurate, easy-to-use, at-home alternative to centralized testing via various distribution channels. While demand in all distribution channels has remained strong, we paused online sales of our product late in the second quarter to better support large contracts. We are pleased to share that we have reopened online sales of our LUCIRA CHECK IT Test Kit on our website and on Amazon. Our decision to allocate inventory to our online retail channels was based solely on our desire to get tests into the hands of retail consumers and had nothing to do with overall demand, which remains very strong.

Now, turning to international business. Last quarter, we mentioned the growing globalization of our sales and its contribution to revenue. We continue to support international customers and, as in the US, see vigorous demand. Our quality and regulatory affairs team has been instrumental in facilitating the importation and approval processes of various countries along with our international partners.

As an example, in October, we received Pandemic Special Access Route or PSAR approval for our LUCIRA CHECK IT COVID-19 Test Kit by Singapore’s Health Sciences Authority. This is an essential step in our continued international commercial expansion. As part of the approval, we have partnered with Labgistics Asia to import and distribute Lucira’s products in Singapore. While the continued presence of COVID-19 and the rise of its variants are unfortunate, we continue to see demand for testing, particularly as the world continues to reopen.

To support the sales ramp, we have taken several steps and made essential personnel investments to sustain this growth.

Our sales strategy has been developed to service the various sales channels, to capitalize on the growing demand and to increase access to our product. This strategy includes:

•	Business-to-business, including corporate enterprise sales, partnerships with telehealth and testing service providers, events and travel and leisure.

•	International, including enterprise and government.

•	Business-to-consumer, which is serviced by our online presence.

•	Healthcare, including hospital networks, clinics, dentists, pre-procedural testing and more.

The four sales strategies are resourced with experienced sales executives and team members. Our commercial team, led by Chief Revenue Officer Kevin Collins, has demonstrated effective selling into these channels. This team onboarded beginning in the second quarter and expanded further during the third quarter.

As Lucira continues to grow, so does our executive team, and we have made several top-tier additions during the third quarter. In August, Ghazi Kashmolah joined the Company as Chief Quality Officer and Executive Vice President Regulatory Affairs. With over 30 years of experience, Ghazi and his expanding team are playing an important role as we expand globally, bring new products to market and manufacture increasing volumes of current product. Additionally, in September, Tony Allen joined the Company as Chief Operations Officer. With over 25 years of experience in operations and management, Tony and his expanding team have been instrumental as we increase production, streamline operations, and increase product availability in a growing number of countries. During their brief tenure with Lucira, both Tony and Ghazi have made profoundly positive impacts on the business.

Moving to manufacturing. In the second quarter, we opened a new production facility in the Dominican Republic run by our manufacturing partner Jabil. We are delighted to report that we have worked through many of the initial start-up challenges associated with a new production center, and that we currently have two lines running. We anticipate having all four production lines operating at full capacity in the first half of 2022. As these lines ramped during the third quarter, we began to see improved efficiencies in the Dominican Republic while at the same time we experienced continued labor shortages in our Michigan plant. Ultimately, this led us to the decision to consolidate all current manufacturing into the Dominican Republic and to implement a fifth line that will be operational and then at capacity in the first and second halves of 2022, respectively. We expect the Dominican Republic production facility to be able to support our near-term business needs.

One of the benefits of Lucira’s platform technology is its ability to be adapted to diagnose other infectious diseases. It was designed with this flexibility in mind. In addition to the COVID-19 test, a pipeline of new tests is either in full-scale product development or in feasibility. And seeing the positive commercial success of the COVID-19 test has led us to redouble efforts to bring additional tests to market. With this in mind, I would like to provide an update on a few products in our pipeline.

The first is what we refer to as our “ABC test,” a multiplexed Flu A, Flu B, and COVID-19 test. With a single swab sample, a user can have results from these three tests all in one device at the same time. This program is fully resourced, and is on track for a 2022 FDA submission. Pending the submission process and regulatory approval, we anticipate that this product could be available to support the 2022 flu season. Second, we have commenced feasibility testing on a menu of additional respiratory and STI indications. As we have more updates on our pipeline and our progress, we will provide them as we prioritize follow-on tests for full-scale development.

Lastly, I want to briefly mention that as a result of its utility, we are more fully resourcing the internal team behind the LUCI digital reporting platform. The LUCI platform provides users an easy way to receive a digitally verified test result and to access this result for up to 7 days on a smartphone. This text-based platform is a value-added service that we view as an important complement to our testing platform. Broadening the capabilities of LUCI is the mission of this growing internal team, and we look forward to sharing more with you in subsequent quarters.

Before I end, I want to acknowledge, recognize and thank all of our employees and contractors. The leadership and continually improving execution that this growing team is providing is the reason for the success that we enjoyed in the third quarter. The entire management team and I are honored to work with such a skilled and experienced team.

We are excited about our future and look forward to the upcoming quarters. I will now turn the call over to Dan George, our CFO, for a detailed discussion of our financials.

DAN GEORGE CFO:

Thanks, Erik, and hello, everyone.

Please refer to our press release issued earlier today for a summary of our financial results for the third quarter 2021.

Overall, from a commercial perspective, we had no activity in the third quarter 2020 and the third quarter 2021 represented our third full quarter of such activity.

Net revenue for the third quarter of 2021 was $15.0 million. Our net revenue was primarily driven by contracts with businesses and distributors, healthcare providers, international sales and direct sales to consumers.

Gross loss was approximately $1.5 million for the third quarter 2021 and negative gross margin was 10%. Increases in both gross loss and negative margin from the second quarter of 2021 were primarily due to a $1.3 million inventory obsolescence charge and a $1.6 million long-lived asset impairment charge partially offset by increased manufacturing production.

Selling, general and administration expenses were $11.8 million in the third quarter of 2021, compared to approximately $1.7 million in the same period in 2020. The increase was primarily related to increasing personnel-related costs and third-party services to facilitate commercial activities and public company compliance.

R&D expenses were $14.8 million in the third quarter of 2021, compared to $8.8 million in the same period in 2020. The increase was primarily related activities to support new products and validation of manufacturing activities.

Loss from operations was $28.1 million in the third quarter of 2021, compared to $10.5 million in the same period in 2020. The increase in operating loss resulted from increases in operating expenses combined with our gross loss as previously described.

Net loss was $28.0 million in the third quarter of 2021, compared to $11.8 million in the same period in 2020. The increase is related to the operating loss previously described, partially offset with the change in other expense primarily resulting from non-cash derivative liabilities recognized in the third quarter 2020 associated with the issuance of convertible notes.

We ended the third quarter 2021 with $117.3 million in cash compared to cash of $58.2 million at year end 2020. The increase in cash is primarily related to net proceeds received from our initial public offering. We believe our current cash will sustain us through the balance of 2022.

As Erik mentioned, we’re seeing strong demand trends and we believe this demand for our COVID-19 test will remain for the foreseeable future. As such, we are forecasting fourth quarter 2021 revenues of $30.0 million and 2022 revenues in excess of $150.0 million.

I’ll now turn the call back over to Charlotte for Q&A.

OPERATOR:

Thank you. As a reminder to ask a question, you will need to press star one on your telephone to withdraw your question. Breast, apparently we stand by while we compile the Q&A roster. Your first question comes from the line of Derik de Bruin from Bank of America. Your line is now open.

DERIK DE BRUIN: Hi, there. Can you hear me?

So thanks for the update. So I’ve got a number of questions and I’ll just go through them. I guess, first of all, what’s your capacity, expectations, manufacturing capacity, expectations in terms of number you can produce by mid-2022 and exiting 2022?

DAN GEORGE CFO: So, yeah, great question Derik. Well, we should be at a million units a month by the end of the first half of 2022.

DERIK DE BRUIN: Great. And and when you look at your when you look at your expectations in the 2022 guide, what are you assuing for ASPs? And I guess, you know, how did price in 3Q and 4Q as well? Just what do you sort of taking into pricing this?

DAN GEORGE CFO: You know, we’re going to provide a more fulsome update of of of 2022 provide guidance in Q1, but for now, I would just look at I would probably keep your model consistent with ASPs that you that you currently have.

DERIK DE BRUIN: Got it. And when you look at your guide that your assuming for the revenue, is that is that inclusive of, you know, the the the ABC test become the test? Are you assuming anything to that? When do you expect to have many trials for that?

DAN GEORGE CFO: Yeah, it’s not I mean, the revenue that we provided was really a floor because we hadn’t provided any guidance for 2022, and we understand it’s difficult for one to get their arms around that. It doesn’t. It doesn’t include anything incremental related to the multiplex ABC test. It’s all COVID 19 organic revenue

ERIK ENGELSON PRESIDENT & CEO: And an answer to Part two, Derik, that the timing of going through all of the testing will be such that we plan to submit to FDA and assuming in the EUA pathway have results and an approval in time, assuming all that happens. As I’ve described to hit the end of year flu season in 2022.

DERIK DE BRUIN: One final question So how much of that $150M for next year is committed? How much of that you have direct line of building to?

DAN GEORGE CFO: I would just say that based on the current pipeline, our current revenue is probably, you know, north of 75 percent contracted, so we feel very confident we have great visibility into into our 2022 revenue based off the pipeline. I would think of it in terms of, you know, a lot of our contracts, probably half of our contracts have binding elements to them that range up to six months. And all of our contracts have have a 12 month forecast. So we provided that number because we feel very confident about our ability to hit it from a demand perspective, but also importantly, very confident from a production perspective as well.

OPERATOR: Your next question comes from the line of Brian Weinstein from William Blair. Your line is now open.

BRIAN WEINSTEIN: Hey, guys. Good afternoon. thanks for the questions. Oh. Let me just start super short term any commentary on the most recent trends you’re seeing, sitting here in mid-November. Obviously, cases have come down a bit, but the commentary on demand seems pretty strong. So any any color on what you’ve seen so far in Q4 would be helpful.

ERIK ENGELSON PRESIDENT & CEO: Yeah, we have actually seen thanks for the question, we’ve seen no letup in demand. And in fact, you know, when we when we look back at demand, a total testing over time in the US since the pandemic started. It fluctuates between 800000 and 1.5 million tests per day. So the TAM is just enormous compared with with our volume of sales. And and as a result of that, plus people’s interest in our product, we have just not seen any any change in demand.

BRIAN WEINSTEIN: Okay. And just a follow up question on the guide, especially on the 2022 floor, can you give us a sense of where that demand is expected to come from? What segment of those kind of four that you’ve outlined is going to do you expect to be the largest contributor?

ERIK ENGELSON PRESIDENT & CEO: Yeah, so the you know, we anticipate that of the four, the largest contributors are B2B and international. However, hospital systems can be a wild card and could could come and surprise us from behind with high demands. We’ve seen some of that behavior in 2021.

BRIAN WEINSTEIN: Okay. And then just one more followup to the guide, you know, 45 million tests a month somewhere into. I’m sorry, $45 million a month and a million dollar run rate $45 ASP. Obviously, that’s way beyond $150 million floor. So just curious how that why that $150 million number is the right floor and what are you discounting, what it could be and some of the puts and takes there.

ERIK ENGELSON PRESIDENT & CEO: Yeah. No, great, great question, and you know, we’ll say that we’re we’re providing appropriately conservative guidance driven by a bottoms up pipeline analysis and our just our current best efforts at estimating this. But as we gain further resolution that Dan mentioned, we’ll come back with more, more refinement.

OPERATOR: There are no further questions at this time. Presenters, please continue.

ERIK ENGELSON PRESIDENT & CEO: Thank you, Charlotte. I want to thank everyone again for your time this afternoon and for your interest in Lucira health. We believe that we have the right product at the right time with the right team to manage what now appears to be evolving into an endemic disease across the developed world. We are very excited about the future of Lucira and we look forward to speaking to you soon.

OPERATOR: This concludes today’s conference call. Thank you, everyone, for participating. You may now disconnect